EXHIBIT 5.1

[LATHAM & WATKINS LETTERHEAD]

May 25, 2001

Integrated Device Technology, Inc.
2975 Stender Way
Santa Clara, California 95054

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    This opinion is rendered in connection with the filing by Integrated Device Technology, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the offer and sale of up to an additional 5,000,000 shares of the Company's common stock, par value $.001 per share (the "Shares"), pursuant to the Company's 1997 Stock Option Plan (the "Plan"). We acted as counsel to the Company in connection with the preparation of the Registration Statement.

    We are familiar with the proceedings taken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such matters of fact and question of law as we have considered appropriate for purposes of rendering the opinion expressed below.

    We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

    Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

    We consent to your filing this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Latham & Watkins

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